March 30, 2018

Vilacto Bio, Inc.

Fabriksvej 48

4700 Naestved, Denmark

Re: Vilacto Bio, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Vilacto Bio, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), of up to 60,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), issuable upon conversion of convertible promissory notes.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and corporate actions of the Company’ board of directors that provided for the issuances of the Shares. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that the Shares issuable upon conversion of convertible promissory notes will, when duly issued upon conversion of said convertible promissory notes as provided therein, be validly issued, fully paid and non-assessable.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the convertible promissory notes or any other agreements or transactions that may be related thereto or contemplated thereby.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. Our opinion is expressed as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any change in fact, circumstance or law or to advise you of any changes in the foregoing subsequent to the date hereof.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.

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CONSENT

WE HEREBY CONSENT to the use of our opinion in connection with the Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission as counsel for the registrant, Vilacto Bio, Inc. We also consent to our name being used in said Registration Statement.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.

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